EXPENSE LIMITATION AGREEMENT
June 12, 2025
Aristotle Funds Series Trust
840 Newport Center Drive
Newport Beach, California 92660
Ladies and Gentlemen:
This confirms the agreement (the “Agreement”) between Aristotle Investment Services, LLC (“AIS”) and Aristotle Funds Series Trust (the “Trust”) as follows:
1.      The Trust is an open-end management investment company that has multiple separate series. This Agreement shall cover each series listed on Schedule A hereto (each such series covered by this Agreement, a “Portfolio” and, collectively, the “Portfolios”), which Schedule A may be amended or supplemented from time to time, including to add or remove Portfolios.
2.      Pursuant to (i) the Investment Advisory Agreement (as amended, the “IAA”) and (ii) the Supervision and Administration Agreement (as amended, the “Administration Agreement”), each between the Trust and AIS and each dated April 17, 2023, as amended, the Trust has retained AIS to provide the Trust and each Portfolio with investment advisory and supervisory and administrative services.
3.      With respect to each Portfolio, AIS hereby agrees to waive its compensation (if any is provided for) with respect to such Portfolio under the IAA and/or the Administration Agreement and, to the extent necessary, to bear other expenses of or make payments to the Portfolio to the extent that, for any calendar month, “Specified Expenses” (as defined below) of the Portfolio would exceed the Portfolio’s Total Expense Cap as listed on Schedule A.
“Specified Expenses” of a Portfolio means all expenses incurred by the Portfolio, including organizational and offering expenses, but excluding acquired fund fees and expenses, interest, fees associated with any credit facility, taxes, brokerage commissions, dividend and interest expenses on securities sold short, other expenditures which are capitalized in accordance with generally accepted accounting principles (other than offering costs), and other extraordinary expenses not incurred in the ordinary course of such Portfolio’s business.
4.      This Agreement and the obligations hereunder shall become effective with respect to a Portfolio as of the close of business on the Commencement Date for that Portfolio set forth on Schedule A and shall continue in effect, unless sooner terminated by the Trust, for so long as
153024768_3

AIS serves as investment adviser to the Portfolio pursuant to the IAA. This Agreement may only be terminated by the Trust with respect to a Portfolio, subject to approval by the Board of Trustees of the Trust, upon ninety (90) days’ written notice to AIS. This Agreement supersedes all prior agreements, written or oral, between the parties with respect to the subject matter herein.
5.      This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, or any rule or order of the Securities and Exchange Commission (“SEC”) thereunder, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.
6.      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.
7.      Except as otherwise provided herein (including to add additional Portfolios hereunder as specified in Section 1), this Agreement may not be amended except pursuant to a written instrument signed by the Trust and AIS. The vote or approval of the holders of shares of the Portfolios is not required for amendments to this Agreement.
8.      Notice is hereby given that this instrument is executed on behalf of the Trust and each Portfolio by an officer of the Trust as an officer and not individually and that the obligations imposed on the Trust and each Portfolio by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.
[The rest of this page intentionally left blank.]

153024768_3

If the foregoing correctly sets forth the agreement between the Trust and AIS, please so indicate by signing and returning to AIS the enclosed copy hereof.

Very truly yours,

ARISTOTLE INVESTMENT SERVICES, LLC

By:	/s/Kim St. Hilaire
Name:	Kim St. Hilaire
Title:	Chief Operating Officer
ACCEPTED AND AGREED TO:
ARISTOTLE FUNDS SERIES TRUST

By:	/s/Joshua Schwab
Name:	Joshua Schwab
Title:	Vice President & Treasurer

153024768_3

SCHEDULE A
Dated as of: June 12, 2025

Portfolio	Total Expense Cap (as a percentage of average daily net assets)	Commencement Date

Aristotle Pacific EXclusive Fund Series H	0.00%	June 23, 2025

Aristotle Pacific EXclusive Fund Series I	0.00%	June 23, 2025

4
153024768_3